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                                                                 EXHIBIT 10.19

                                 PROMISSORY NOTE


U.S. $275,000                                                  December 31, 1996


         Benesphere Administrators, Inc. (the "Company") for value received, hereby promises to pay Alison M. Elder ("Holder"), her heirs, successors or assigns, or order, the principal sum of TWO HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($275,000), and to pay interest thereon at the rate of 9% per annum from the date hereof. All principal and interest shall be payable on April 15, 1997 (the "Maturity Date") at Benesphere Administrators, Inc., 7041 Koll Center Parkway, Suite 275, Pleasanton, California 94566; provided, however, that any such payment may be made at the option of the Holder by check mailed to the address of the Holder as such address shall appear on the records of the Company.

         Interest shall be computed by dividing the interest rate by 365 which results in a daily factor ("factor"). The outstanding principal balance shall then be multiplied by that factor which results in the daily interest amount. The accrued daily interest amount is payable monthly and if not so paid shall become part of the principal, at the option of Holder. All payments shall be applied first to accrued interest due and payable, and the remainder, if any, to principal.

         The Company may prepay the Note in whole or in part at any time without penalty. Any partial prepayment shall be applied to the payment of interest accrued to date and the balance to principal.

         The Company hereby acknowledges that late payment by the Company to Holder of any payment hereunder will cause Holder to incur costs not contemplated by this Note, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any payment hereunder shall not be received by Holder within five days after such amount shall be due, the Company shall pay to Holder a late charge of four cents ($.04) for each dollar ($1.00) which is not paid when due. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Holder will incur by reason of late payment by the Company. Acceptance of such late charge by Holder shall in no event constitute a waiver of the Company's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available hereunder. The Company promises to pay all reasonable costs and expenses of collection and all reasonable attorneys' fees incurred by Holder on account of such collection, whether or not suit is filed thereon. Such costs and expenses shall be payable on demand and if not so paid shall become part of the principal at the option of Holder.

         The Company waives all rights to require Holder to do the following:
(a) demand payment of amounts due (presentment); (b) give notice that amounts due have not been paid (notice of dishonor); and (c) obtain an official certification of non-payment (protest). Any waiver by Holder or modification of this Note, shall not be effective unless it is in writing and signed by Holder on the reverse side of the original of this Note.